Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344, 333-224570, 333-237949, 333-257508, 333-263817 and 333-273007) of H.B. Fuller Company of our reports dated January 24, 2024, with respect to the consolidated financial statements of H.B. Fuller Company, and the effectiveness of internal control over financial reporting of H.B. Fuller Company, included in this Annual Report (Form 10-K) of H.B. Fuller Company for the year ended December 2, 2023.

/s/ Ernst and Young LLP

Minneapolis, Minnesota

January 24, 2024